Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Chris Cline, CFA

Director, Investor Relations

646-564-3680

IR@retrophin.com

Retrophin Reports Fourth Quarter and Full Year 2015 Financial Results

Full year 2016 revenues projected to be $130.0 to $140.0 million

Top-line data from sparsentan Phase 2 DUET study expected 3Q16

Clinical trial evaluating efficacy of RE-024 in PKAN to initiate in 2016

SAN DIEGO (February 25, 2016) – Retrophin, Inc. (NASDAQ: RTRX) today reported its fourth quarter and full year 2015 financial results.

•	Net product sales for the fourth quarter 2015 were $30.4 million, compared to net product sales of $14.1 million for the same period in 2014

•	Net product sales for the full year 2015 were $99.9 million, compared to net product sales of $28.2 million for the same period in 2014

•	Non-GAAP operating income for the fourth quarter 2015 was $3.3 million, compared to a non-GAAP operating loss of $4.9 million for the same period in 2014

•	Non-GAAP operating income for the full year 2015 was $11.4 million, compared to a non-GAAP operating loss of $41.5 million for the same period in 2014

•	Cash, cash equivalents, marketable securities, and notes receivable as of December 31, 2015 totaled $322.0 million, compared to $27.8 million on December 31, 2014

“The fourth quarter capped a year of meaningful achievements for Retrophin,” said Stephen Aselage, chief executive officer of Retrophin. “In 2015, we were able to strengthen our balance sheet, advance our pipeline, and significantly improve our commercial outlook with continued uptake of Thiola and the addition of Cholbam.”

Mr. Aselage continued, “Our execution in 2015 sets Retrophin up for what could be a transformational year in 2016, as we reach key clinical milestones with the readout of top-line data from the DUET trial, and the initiation of a trial evaluating RE-024’s efficacy in PKAN. Coupled with continued commercial growth, we expect these developments to create substantial value for our shareholders.”

Quarter Ended December 31, 2015

Net product sales for the fourth quarter of 2015 were $30.4 million, compared to $14.1 million for the same period in 2014. The increase is primarily due to new patient additions to Thiola® and Chenodal®, and the acquisition and subsequent commercial launch of Cholbam®.

Selling, general and administrative expenses for the fourth quarter of 2015 were $22.7 million, compared to $17.5 million for the same period in 2014. The change is attributable to increased headcount in support of expanded commercial efforts and amortization related to the addition of Cholbam. On a non-GAAP adjusted basis, selling, general and administrative expenses were $13.8 million for the fourth quarter of 2015, compared to $7.6 million for the same period in 2014.

Research and development expenses for the fourth quarter of 2015 were $15.5 million, compared to $14.9 million for the same period in 2014. The increase is largely due to additional headcount and clinical trial expense in support of the Company’s lead development candidate, sparsentan. On a non-GAAP adjusted basis, research and development expenses were $12.6 million for the fourth quarter of 2015, compared to $11.1 million for the same period in 2014.

Total other income for the fourth quarter of 2015 was $2.2 million, compared to an expense of $10.3 million for the same period in 2014. The difference is primarily due to a $12.4 million net change in the value of the Company’s derivative instruments.

Tax benefit of $10.5 million for the fourth quarter of 2015 was primarily related to additional tax benefits recorded on the utilization of net operating losses, which were applied against the gain from the sale of the Company’s Pediatric Priority Review Voucher (PRV).

Net loss for the fourth quarter of 2015 was $2.5 million, or $0.07 per basic share, compared to a net loss of $29.0 million, or $1.10 per basic share for the same period in 2014. Non-GAAP adjusted net income for the fourth quarter of 2015 was $2.6 million, or $0.07 per basic share, compared to a net loss of $5.7 million, or $0.22 per basic share for the same period in 2014.

Year Ended December 31, 2015

Net product sales for the full year 2015 were $99.9 million, compared to $28.2 million for the same period in 2014. The increase is due to a full year of sales from both Thiola and Chenodal in 2015, as well as approximately three quarters of Cholbam sales in 2015.

Selling, general and administrative expenses for the full year 2015 were $79.5 million, compared to $59.6 million for the same period in 2014. The increase is largely attributable to additional headcount and marketing efforts to support growth of the Company’s commercial products, as well as amortization related to the addition of Cholbam. On a non-GAAP adjusted basis, selling, general and administrative expenses were $46.0 million for the full year 2015, compared to $30.5 million for the same period in 2014.

Research and development expenses for the full year 2015 were $50.4 million, compared to $47.8 million for the same period in 2014. The increase is largely due to increased compensation and clinical trial expense in support of the Company’s lead development candidate, sparsentan. On a non-GAAP adjusted basis, research and development expenses were $40.3 million for the full year 2015, compared to $38.7 million for the same period in 2014.

Total other income for the full year 2015 was $156.2 million, compared to other expense of $33.6 million for the same period in 2014. The increase is primarily due to the Company’s acquisition of Cholbam and subsequent sale of the accompanying PRV, and the settlement of litigation with Questcor Pharmaceuticals, Inc., offset by the net change in the value of the Company’s derivative instruments and fees related to the prepayment of the $45.0 million credit facility due 2018.

Tax benefit of $11.8 million for the full year 2015 was the result of the Company recording a tax expense primarily related to current and deferred tax accrued on the sale of the PRV, which was partially offset by a release of valuation allowance. The valuation allowance release results in tax savings due to the utilization of net operating loss carry-forwards.

Net income for the full year 2015 was $117.2 million, or $3.49 per basic share, compared to a net loss of $110.9 million, or $4.43 per basic share for the same period in 2014. Non-GAAP adjusted net income for the full year 2015 was $11.8 million, or $0.35 per basic share, compared to a net loss of $51.3 million, or $2.05 per basic share for the same period in 2014.

As of December 31, 2015, the Company had cash, cash equivalents, marketable securities and notes receivable of $322.0 million, compared to $27.8 million on December 31, 2014. The increase is largely attributable to the Company’s follow-on equity financing, and the initial payment and remaining notes receivable from the sale of its PRV.

Commercial Product Updates

Thiola® (tiopronin)

•	New patients continue to initiate treatment on a weekly basis, and Thiola sales were the largest contributor to revenue growth in the fourth quarter of 2015.

Cholbam® (cholic acid)

•	New patients were identified and initiated treatment with Cholbam in the fourth quarter of 2015.

•	The Company is broadening its target physician audience to include clinical geneticists who are often involved in the diagnosis of Zellweger spectrum disorders.

•	The Company has partnered with a leading academic genetics laboratory to enable free and timelier access to genetic screening for patients presenting with cholestasis, a common symptom of bile acid synthesis and Zellweger spectrum disorders. By sponsoring the panel covering 57 genetic mutations, Retrophin aims to improve diagnosis and facilitate earlier intervention.

•	On November 20, 2015, the European Medicines Agency reinstated the marketing authorization for Kolbam in the European Union (EU).

Chenodal® (chenodeoxycholic acid)

•	The number of cerebrotendinous xanthomatosis (CTX) patients receiving Chenodal treatment increased during the fourth quarter of 2015.

•	The CTX prevalence study including pediatric and adolescent patients with bilateral cataracts began enrolling subjects in the fourth quarter of 2015. The goal of the study is to raise awareness of the disorder and enable earlier CTX diagnoses by reaching 40 to 50 centers of excellence and screening up to 500 subjects.

•	The Company expects to engage in further dialogue with the U.S. Food and Drug Administration (FDA) during the first half of 2016 to outline a mutually agreeable pathway for the addition of CTX to the Chenodal label.

Pipeline Updates

Sparsentan

•	Retrophin expects to complete enrollment of the sparsentan Phase 2 DUET study for the treatment of focal segmental glomerulosclerosis (FSGS) in the first quarter of 2016. Top-line safety and efficacy data from the trial are expected to be available in the third quarter of 2016.

•	In the fourth quarter of 2015, the European Commission (EC) granted orphan drug designation to sparsentan for the treatment of FSGS. This designation confers a 10-year period of marketing exclusivity in the EU upon approval. The FDA had granted orphan drug designation earlier in 2015.

RE-024

•	After meeting with the FDA in December 2015, the Company is preparing to conduct an efficacy trial of RE-024 in patients with pantothenate kinase-associated neurodegeneration (PKAN), which is expected to initiate in 2016.

•	In February 2016, the Company received orphan drug designation from the EC for RE-024 for the treatment of PKAN. This designation confers a 10-year period of marketing exclusivity in the EU upon approval. The FDA had granted orphan drug and Fast Track designations earlier in 2015.

•	Retrophin and collaborators will present four posters containing new data supportive of RE-024 development at the upcoming American College of Medical Genetics and Genomics (ACMG) Annual Clinical Genetics Meeting, to be held March 8-12, 2016. The poster presentations will encompass preclinical and clinical studies, including:

•	A Phase 1 healthy volunteer study of RE-024 showing single oral doses up to 1800 mg were safe and well tolerated

•	A case report of one ex-U.S. PKAN patient treated with RE-024 and monitored for a 12-month period, which demonstrated the therapy was well tolerated. The patient showed improvement in multiple clinical outcome measures, including motor symptoms as measured by the Unified Parkinson’s Disease Rating Scale

•	Development of the first human cellular model in which the silencing of PanK2 by shRNA leads to decreased coenzyme A levels (CoA), as well as decreased tubulin and histone acetylation, which are restored following treatment with RE-024

•	Mechanism of action studies using isotopically labelled RE-024, demonstrating incorporation of phosphopantothenic acid derived from RE-024 into CoA in mice. Microdialysis studies in primates also demonstrate RE-024’s ability to distribute to the brain

•	The four PKAN patients receiving RE-024 treatment under physician-initiated protocols outside of the U.S. continue on therapy and remain stable. Patients have now been receiving treatment for a range of 19 to 25 months.

RE-034

•	The Company continues preclinical development of RE-034 and remains in position to reach a decision on the initiation of IND-enabling studies by mid-2016.

2016 Outlook

The Company expects full year 2016 net product sales to be in the range of $130.0 to $140.0 million. The approximate 30 to 40 percent increase over 2015 is expected to be primarily driven by increased patients initiating Thiola therapy, and a full year of Cholbam commercialization efforts.

Conference Call Information

Retrophin will host a conference call and webcast today, Thursday, February 25, 2016 at 4:30 p.m. ET to discuss fourth quarter and full year 2015 financial results. To participate in the conference call, dial +1-855-219-9219 (U.S.) or +1-315-625-6891 (International), confirmation code 49757304 shortly before 4:30 p.m. ET. The webcast can be accessed at www.retrophin.com, in the Events and Presentations section. A replay of the call will be available 7:30 p.m. ET, February 25, 2016 to 11:59 p.m. ET, March 3, 2016. The replay number is +1-855-859-2056 (U.S.) or +1-404-537-3406 (International), confirmation code 49757304.

Use of Non-GAAP Financial Measures

To supplement Retrophin’s financial results and guidance presented in accordance with U.S. generally accepted accounting principles (GAAP), the Company uses certain non-GAAP adjusted financial measures in this press release and the accompanying tables. The Company believes that these non-GAAP financial measures are helpful in understanding its past financial performance and potential future results. They are not meant to be considered in isolation or as a substitute for comparable GAAP measures, and should be read in conjunction with the consolidated financial statements prepared in accordance with GAAP. Retrophin’s management regularly uses these supplemental non-GAAP financial measures internally to understand, manage and evaluate its business and make operating decisions. In addition, Retrophin believes that the use of these non-GAAP measures enhances the ability of investors to compare its results from period to period and allows for greater transparency with respect to key financial metrics the Company uses in making operating decisions.

Investors should note that these non-GAAP financial measures are not prepared under any comprehensive set of accounting rules or principles and do not reflect all of the amounts associated with the Company’s results of operations as determined in accordance with GAAP. Investors should also note that these non-GAAP financial measures have no standardized meaning prescribed by GAAP and, therefore, have limits in their usefulness to investors. In addition, from time to time in the future the Company may exclude other items, or cease to exclude items that it has historically excluded, for purposes of its non-GAAP financial measures; Because of the non-standardized definitions, the non-GAAP financial measures as used by the Company in this press release and the accompanying tables may be calculated differently from, and therefore may not be directly comparable to, similarly titled measures used by the Company’s competitors and other companies.

As used in this press release, (i) the historical non-GAAP net income (loss) measures exclude from GAAP net income (loss), as applicable, legal fees and settlements, transaction and license fees, intangible asset amortization and impairment, revaluation of acquisition related contingent consideration, gain on disposal of asset, stock-based compensation expense, executive severance charges, change in fair value of derivative instruments, depreciation expense, non-cash interest and finance expenses; income tax provision; (ii) the historical non-GAAP SG&A expense measures exclude from GAAP SG&A expenses, as applicable, intangible asset amortization, stock-based compensation expense, executive severance charges, legal fee and settlements, and depreciation expense; (iii) the historical non-GAAP R&D expense measures exclude from GAAP R&D expenses, as applicable, transaction and license fees, intangible asset amortization, stock-based compensation expense, and depreciation expense.

About Retrophin

Retrophin is a fully-integrated biopharmaceutical company dedicated to delivering life-changing therapies to people living with rare diseases who have few, if any, treatment options. The Company’s approach centers on its pipeline featuring clinical-stage assets targeting rare diseases with no approved treatment options, including sparsentan for focal segmental glomerulosclerosis (FSGS), a disorder characterized by progressive scarring of the kidney often leading to end-stage renal disease, and RE-024 for pantothenate kinase-associated neurodegeneration (PKAN), a life-threatening neurological disorder that typically begins in early childhood. Research exploring the potential of early-stage assets, including RE-034, in several rare diseases is also underway. Retrophin’s R&D efforts are supported by revenues from the Company’s marketed products Chenodal®, Cholbam® and Thiola®.

Retrophin.com

Forward-Looking Statements

This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995, regarding the research, development and commercialization of pharmaceutical products. Without limiting the foregoing, these statements are often identified by the words “may”, “might”, “believes”, “thinks”, “anticipates”, “plans”, “expects”, “intends” or similar expressions. In addition, expressions of our strategies, intentions or plans are also forward-looking statements. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations. No forward-looking statement can be guaranteed. Among the factors that could cause actual results to differ materially from those indicated in the forward-looking statements are risks and uncertainties associated with the Company’s business and finances in general, success of its commercial products as well as risks and uncertainties associated with the Company’s preclinical and clinical stage pipeline. Specifically, the Company faces risks associated with market acceptance of its marketed products including efficacy, safety, price, reimbursement and benefit over competing therapies. The risks and uncertainties the Company faces with respect to its preclinical and clinical stage pipeline include risk that the Company’s research programs will not identify preclinical candidates for further development and risk that the Company’s clinical candidates will not be found to be safe or effective. Specifically, the Company faces risk that the sparsentan Phase 2 clinical trials will fail to demonstrate that sparsentan is safe or effective; risk that the sparsentan Phase 2 program will be delayed for regulatory or other reasons, risk that RE-024 will not progress to Phase 2 or later clinical trials for safety, regulatory or other reasons; risk that the Company will be unable to file an IND for RE-034 or initiate Phase 1 clinical trials for regulatory or other reasons, and for each of the programs risk associated with enrollment of clinical trials for rare diseases. The Company faces risk that it will be unable to raise additional funding required to complete development of any or all of its product candidates; risk relating to the Company’s dependence on contractors for clinical drug supply and commercial manufacturing; uncertainties relating to patent protection and intellectual property rights of third parties; risks and uncertainties relating to competitive products and technological changes that may limit demand for the Company’s products. You are cautioned not to place undue reliance on these forward-looking statements as there are important factors that could cause actual results to differ materially from those in forward-looking statements, many of which are beyond our control. The Company undertakes no obligation to publicly update forward-looking statement, whether as a result of new information, future events, or otherwise. Investors are referred to the full discussion of risks and uncertainties as included in the Company’s filings with the Securities and Exchange Commission.

RETROPHIN, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	December 31, 2015	December 31, 2014
Assets

Current assets:
Cash	$37,805	$18,204
Marketable securities	191,799	9,556
Accounts receivable, net	12,458	7,960
Inventory, net	2,536	801
Prepaid expenses and other current assets	2,378	813
Prepaid taxes	8,107	—
Note receivable	46,849	—

Total current assets	301,932	37,334

Property and equipment, net	428	671
Other asset	1,995	2,265
Intangible assets, net	161,536	94,265
Goodwill	936	936
Note receivable	45,573	—

Total assets	$512,400	$135,471

Liabilities and Stockholders’ Equity (Deficit)

Current liabilities:
Deferred technology purchase liability	$—	$1,000
Accounts payable	7,639	7,124
Accrued expenses	23,820	27,883
Other current liabilities	958	206
Guaranteed minimum royalty, short term	817	732
Business combination-related contingent consideration	13,754	2,118
Derivative financial instruments, warrants	38,810	27,990
Note payable	—	40,486

Total current liabilities	85,798	107,539

Convertible debt	43,902	43,288
Other non-current liabilities	3,066	1,617
Guaranteed minimum royalty, long term	10,068	10,617
Business combination-related contingent consideration, less current portion	45,267	9,520
Deferred income tax liability, net	24,328	141

Total liabilities	212,429	172,722

Stockholders’ Deficit:
Preferred stock Series A $0.001 par value; 20,000,000 shares authorized; 0 issued and outstanding	—	—
Common stock $0.0001 par value; 100,000,000 shares authorized; 36,465,853 and 26,428,071 issued and 36,465,853 and 26,048,480 outstanding, respectively	4	3
Additional paid-in capital	365,802	140,851
Treasury stock, at cost, none and 379,591, respectively	—	(3,215)
Accumulated deficit	(65,153)	(179,175)
Accumulated other comprehensive income/(loss)	(682)	4,285

Total stockholders’ equity (deficit)	299,971	(37,251)

Total liabilities and stockholders’ equity (deficit)	$512,400	$135,471

RETROPHIN, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2015	2014	2015	2014

Net product sales	$30,447	$14,085	$99,892	$28,203

Operating expenses:
Cost of goods sold	761	338	2,185	571
Research and development	15,452	14,896	50,426	47,795
Selling, general and administrative	22,686	17,548	79,541	59,645
Change in valuation of contingent consideration	6,752	—	13,778	—
Impairment of intangible assets	—	—	4,710	—

Total operating expenses	45,651	32,782	150,640	108,011

OPERATING LOSS	(15,204)	(18,697)	(50,748)	(79,808)

OTHER INCOME (EXPENSE):
Litigation settlement gain	—	—	15,500	—
Other income (expense), net	(330)	1,807	(296)	2,352
Interest income (expense), net	(333)	(2,627)	(7,748)	(7,435)
Debt early prepayment penalty	—	—	(2,250)	—
Loss on extinguishment of debt	—	—	(4,151)	—
Finance expense	—	—	(600)	(4,721)
Change in fair value of derivative instruments-loss	2,873	(9,510)	(33,307)	(23,786)
Gain on sale of assets	—	—	140,004	—
Bargain purchase gain	—	—	49,063	—

Total other income (expense), net	2,210	(10,330)	156,215	(33,590)

INCOME (LOSS) BEFORE INCOME TAXES	(12,994)	(29,027)	105,467	(113,398)

Income tax benefit	10,525	—	11,770	2,460

NET INCOME (LOSS)	$(2,469)	$(29,027)	$117,237	$(110,938)

PER SHARE DATA:
Net income (loss) per common share, basic	$(0.07)	$(1.10)	$3.49	$(4.43)

Net income (loss) per common share, diluted	$(0.14)	$(1.10)	$3.17	$(4.43)

Weighted average common shares outstanding, basic	36,260,106	26,318,863	33,560,249	25,057,509

Weighted average common shares outstanding, diluted	37,985,347	26,318,863	37,581,439	25,057,509

RETROPHIN, INC. AND SUBSIDIARIES

RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION

(in thousands, except per share data)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014

GAAP OPERATING LOSS	$(15,204)	$(18,697)	$(50,748)	$(79,808)

R&D Operating Expense	(15,452)	(14,896)	(50,426)	(47,795)

Stock Compensation	2,756	2,963	9,417	4,960
Transaction & License fees	—	604	—	3,338
Amortization & Depreciation	83	260	697	826

Subtotal non-GAAP items	2,839	3,827	10,114	9,124

NON-GAAP R&D EXPENSE	(12,614)	(11,069)	(40,313)	(38,671)

SG&A Operating Expense	(22,686)	(17,548)	(79,541)	(59,645)

Legal Expense (A)	335	1,400	4,359	5,400
Executive Severance	—	977	—	5,616
Settlements	—	2,158	—	2,485
Stock Compensation	4,396	3,700	16,483	10,940
Amortization & Depreciation	4,148	1,738	12,693	4,715

Subtotal non-GAAP items	8,879	9,973	33,535	29,156

NON-GAAP SG&A EXPENSE	(13,807)	(7,575)	(46,006)	(30,489)

Change in valuation of contingent consideration	6,752	—	13,778	—
Asset Impairment (Carbetocin) (A)	—	—	4,710	—

Subtotal non-GAAP items	18,470	13,800	62,136	38,280

NON-GAAP OPERATING INCOME (LOSS)	3,266	(4,897)	11,387	(41,528)

GAAP NET INCOME (LOSS)	(2,469)	(29,027)	117,237	(110,938)

Non-GAAP Operating Loss Adjustments	18,470	13,800	62,136	38,280
Change in fair value of derivative instruments	(2,873)	9,510	33,307	23,786
Bargain purchase gain, net (A)	—	—	(49,063)	—
Gain on disposal of asset (A)	—	—	(140,004)	—
Income Tax (benefit)/provision	(10,525)	—	(11,770)	(2,460)

NON-GAAP NET INCOME (LOSS)	$2,604	$(5,717)	$11,843	$(51,332)

PER SHARE DATA:
Net gain (loss) per common share, basic	$0.07	$(0.22)	$0.35	$(2.05)

Weighted average common shares outstanding, basic	36,260,106	26,318,863	33,560,249	25,057,509

(A)	Non-recurring items

Note: Certain adjustments / reclassifications have been made to prior periods to conform to current year presentation.